Exhibit 99.1

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS FIRST QUARTER FISCAL 2017 RESULTS

NASHVILLE, Tenn., May 26, 2016 --- Genesco Inc. (NYSE: GCO) today reported earnings from continuing operations for the first quarter ended April 30, 2016, of $10.6 million, or $0.50 per diluted share, compared to earnings from continuing operations of $9.9 million, or $0.42 per diluted share, for the first quarter ended May 2, 2015. Fiscal 2017 first quarter results reflect a pretax charge of $3.6 million, or $0.12 per diluted share after tax, including $3.4 million of asset impairment charges and $0.2 million in other legal matters. Fiscal 2016 first quarter results reflect pretax items of $3.5 million, or $0.09 per share after tax, including $0.9 million of expenses related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited, which were required to be expensed as compensation because the payment was contingent upon the payees' continued employment; and $2.6 million for network intrusion expenses, asset impairment charges and other legal matters.

Adjusted for the items described above in both periods, earnings from continuing operations were $13.0 million, or $0.62 per diluted share, for the first quarter of Fiscal 2017, compared to earnings from continuing operations of $12.2 million, or $0.51 per diluted share, for the first quarter of Fiscal 2016. For consistency with Fiscal 2017's previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release. Net sales for the first quarter of Fiscal 2017 decreased 2% to $649 million from $661 million in the first quarter of Fiscal 2016, primarily reflecting the divestiture of the Lids Team Sports business in January 2016. Consolidated first quarter 2017 comparable sales, including same store sales and comparable e-commerce and catalog sales, increased 1%, with a 1% increase in the Journeys Group, a 2% increase in the Lids Sports Group, a 5% decrease in the Schuh Group, and a 6% increase in the Johnston & Murphy Group. Comparable sales for the Company reflected a 1% increase in same store sales and e-commerce sales were flat.

“We are pleased with the increase in first quarter profitability, which exceeded our expectations, driven by a significantly better performance from the Lids Sports Group,” said Robert J. Dennis, chairman, president and chief executive officer of Genesco. “While overall comparable sales were at the lower end of our projected range, this was more than offset by a meaningful improvement in gross margin.

“Early second quarter comparable sales accelerated versus the first quarter, prior to the offset last week for Memorial Day, which was a week earlier last year. Comparable sales for the three weeks through Saturday, May 21, 2016, were up 1% from the same period last year. We do not consider the period to be indicative of top line performance for the full quarter because of this Memorial Day offset.

"Based on our first quarter performance, we are reiterating our full year outlook taking into account some external headwinds pressuring sales and expenses. We still expect adjusted diluted earnings per share for the fiscal year ending January 28, 2017, in the range of $4.80 to $4.90, which represents a 12% to 14% increase over Fiscal 2016's adjusted earnings per share of $4.29.” These expectations do not include expected non-cash asset impairments and other charges, estimated in the range of $9.8 million to $10.3 million pretax, or $0.30 to $0.31 per share after tax, for the full fiscal year. This guidance assumes comparable sales increases in the 1% to 2% range for the full year. A reconciliation of the adjusted

Exhibit 99.1

financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

The Company also announced that its board of directors has replaced the remaining $11 million balance of a previous $100 million repurchase program authorized in January 2016 with a new authorization to repurchase up to $100 million of common stock.  The program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, private transactions, block trades, or otherwise, or by any combination of such methods, in accordance with SEC and other applicable legal requirements.  The program does not obligate the Company to acquire any particular amount of common stock and it may be suspended or discontinued at any time in the Company's discretion. The Company repurchased a total of 1.1 million shares of common stock in the first quarter of Fiscal 2017 at a total cost of approximately $73 million and an average price of $66.75 per share.

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on May 26, 2016 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company's omnichannel initiatives; the level of chargebacks from credit card issuers for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; competition in the Company's markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail business. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the

Exhibit 99.1

cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,830 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, http://shop.neweracap.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com. The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass & Co., SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended
	Apr. 30,	May 2,
In Thousands	2016	2015
Net sales	$648,793	$660,597
Cost of sales	319,096	334,264
Selling and administrative expenses*	308,243	307,433
Asset impairments and other, net	3,557	2,646
Earnings from operations	17,897	16,254
Interest expense, net	1,137	645
Earnings from continuing operations
before income taxes	16,760	15,609

Income tax expense	6,196	5,664
Earnings from continuing operations	10,564	9,945

Provision for discontinued operations	(154)	(67)
Net Earnings	$10,410	$9,878

*Includes $0.9 million in deferred payments related to the Schuh acquisition for the first quarter ended May 2, 2015.

Earnings Per Share Information
	Three Months Ended
	Apr. 30,	May 2,
In Thousands (except per share amounts)	2016	2015

Average common shares - Basic EPS	20,815	23,550

Basic earnings per share:
From continuing operations	$0.51	$0.42
Net earnings	$0.50	$0.42

Average common and common
equivalent shares - Diluted EPS	20,990	23,775

Diluted earnings per share:
From continuing operations	$0.50	$0.42
Net earnings	$0.50	$0.42

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended
	Apr. 30,	May 2,
In Thousands	2016	2015
Sales:
Journeys Group	$294,221	$278,632
Schuh Group	75,670	78,562
Lids Sports Group	179,376	206,329
Johnston & Murphy Group	69,975	66,362
Licensed Brands	29,466	30,577
Corporate and Other	85	135
Net Sales	$648,793	$660,597
Operating Income (Loss):
Journeys Group	$19,620	$24,422
Schuh Group (1)	(2,661)	(2,661)
Lids Sports Group	6,037	(3,397)
Johnston & Murphy Group	4,842	3,977
Licensed Brands	1,853	3,023
Corporate and Other (2)	(11,794)	(9,110)
Earnings from operations	17,897	16,254
Interest, net	1,137	645
Earnings from continuing operations
before income taxes	16,760	15,609
Income tax expense	6,196	5,664
Earnings from continuing operations	10,564	9,945

Provision for discontinued operations	(154)	(67)
Net Earnings	$10,410	$9,878

(1)Includes $0.9 million in deferred payments related to the Schuh acquisition for the first quarter ended May 2, 2015.

(2)Includes a $3.6 million charge in the first quarter of Fiscal 2017 which includes $3.4 million for asset impairments and $0.2 million in other legal matters. Includes a $2.6 million charge in the first quarter of Fiscal 2016 which includes a $1.8 million charge for network intrusion expenses, $0.7 million in asset impairments and $0.1 million in other legal matters.

Exhibit 99.1

GENESCO INC.

Consolidated Balance Sheet
	Apr. 30,	May 2,
In Thousands	2016	2015
Assets
Cash and cash equivalents	$42,750	$89,886
Accounts receivable	52,813	60,498
Inventories	551,282	636,830
Other current assets	88,545	86,487
Total current assets	735,390	873,701
Property and equipment	321,068	310,642
Goodwill and other intangibles	379,172	392,520
Other non-current assets	46,646	39,025
Total Assets	$1,482,276	$1,615,888
Liabilities and Equity
Accounts payable	$166,954	$222,893
Current portion long-term debt	14,631	12,000
Other current liabilities	129,428	187,500
Total current liabilities	311,013	422,393
Long-term debt	101,273	15,570
Pension liability	9,660	21,910
Deferred rent and other long-term liabilities	154,644	139,357
Equity	905,686	1,016,658
Total Liabilities and Equity	$1,482,276	$1,615,888

Exhibit 99.1

GENESCO INC.

Retail Units Operated - Three Months Ended April 30, 2016
	Balance	Acquisi-			Balance			Balance
	1/31/2015	tions	Open	Close	1/30/2016	Open	Close	4/30/2016
Journeys Group	1,182	37	29	26	1,222	5	7	1,220
Journeys	834	—	13	5	842	4	5	841
Underground by Journeys	110	—	—	12	98	—	1	97
Journeys Kidz	189	—	16	5	200	1	—	201
Shi by Journeys	49	—	—	3	46	—	1	45
Little Burgundy	—	37	—	1	36	—	—	36
Schuh Group	108	—	17	—	125	1	2	124
Schuh UK	98	—	15	—	113	1	2	112
Schuh Germany	—	—	2	—	2	—	—	2
Schuh ROI	10	—	—	—	10	—	—	10
Lids Sports Group	1,364	—	27	59	1,332	3	18	1,317
Johnston & Murphy Group	170	—	8	5	173	1	2	172
Shops	105	—	3	5	103	1	2	102
Factory Outlets	65	—	5	—	70	—	—	70
Total Retail Units	2,824	37	81	90	2,852	10	29	2,833

Comparable Sales (including same store and comparable direct sales)
	Three Months Ended
	Apr. 30,	May 2,
	2016	2015
Journeys Group	1%	5%
Schuh Group	(5)%	4%
Lids Sports Group	2%	3%
Johnston & Murphy Group	6%	3%
Total Comparable Sales	1%	4%

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
First Quarter Ended April 30, 2016 and May 2, 2015

	First	Impact on	First	Impact on
	Quarter	Diluted	Quarter	Diluted
In Thousands (except per share amounts)	Apr 2016	EPS	Apr 2015	EPS
Earnings from continuing operations, as reported	$10,564	$0.50	$9,945	$0.42

Adjustments: (1)
Impairment charges	2,205	0.11	487	0.02
Deferred payment - Schuh acquisition	—	—	937	0.04
Other legal matters	57	—	65	—
Network intrusion expenses	21	—	1,130	0.05
Higher (lower) effective tax rate	106	0.01	(394)	(0.02)

Adjusted earnings from continuing operations (2)	$12,953	$0.62	$12,170	$0.51

(1) All adjustments are net of tax where applicable. The tax rate for the first quarter of Fiscal 2017 is 35.8% excluding a FIN 48 discrete item of less than $0.1 million. The tax rate for the first quarter of Fiscal 2016 is 36.5% excluding a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 21.0 and 23.8 million share count for both Fiscal 2017 and 2016, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Genesco Inc.
Adjustments to Reported Operating Income
First Quarter Ended April 30, 2016 and May 2, 2015

	Three Months Ended April 30, 2016
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$19,620	$—	$19,620
Schuh Group	(2,661)	—	(2,661)
Lids Sports Group	6,037	—	6,037
Johnston & Murphy Group	4,842	—	4,842
Licensed Brands	1,853	—	1,853
Corporate and Other	(11,794)	3,557	(8,237)

Total Operating Income	$17,897	$3,557	$21,454

Exhibit 99.1

Schedule B

	Three Months Ended May 2, 2015
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$24,422	$—	$24,422
Schuh Group*	(2,661)	937	(1,724)
Lids Sports Group	(3,397)	—	(3,397)
Johnston & Murphy Group	3,977	—	3,977
Licensed Brands	3,023	—	3,023
Corporate and Other	(9,110)	2,646	(6,464)

Total Operating Income	$16,254	$3,583	$19,837

*Schuh Group adjustments include $0.9 million in deferred purchase price payments.

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 28, 2017

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2017		Fiscal 2017
Forecasted earnings from continuing operations	$94,665	$4.60	$92,183	$4.49

Adjustments: (1)
Asset impairment and other charges	6,153	0.30	6,468	0.31

Adjusted forecasted earnings from continuing operations (2)	$100,818	$4.90	$98,651	$4.80

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2017 is approximately 36.9%.

(2) EPS reflects 20.6 million share count for Fiscal 2017 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.